Exhibit 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Mark Mizicko Tel: 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports Third Quarter Sales Results
San Francisco, Calif., November 4, 2010 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the third fiscal quarter ended October 30, 2010, of $276.6 million, an increase of 4% compared to net sales from retail operations of $265.6 million for the third fiscal quarter of the prior year. Comparable store sales for the third fiscal quarter decreased 4%.

The Company now expects earnings for the third fiscal quarter to be in the range of $1.21 to $1.23 per diluted share.  These earnings estimates include the impact of approximately $3.5 million of transaction-related expenses associated with the recently announced pending purchase of the Company by affiliates of Bain Capital.  Excluding these transaction costs, earnings per diluted share for the third fiscal quarter are now expected in the range of $1.28 to $1.30, at the high end of the Company’s previous guidance of $1.25 to $1.30.

“I am pleased to report earnings expectations at the high end of our previous range excluding transaction-related expenses,” said Matthew McCauley, Chairman and Chief Executive Officer.  “Our consistent focus on expense management has allowed us to continue to leverage costs despite the difficult retail environment.  I am particularly excited about the performance of Crazy 8 during the back half of the quarter, validating our assumption that the advent of healthier inventory levels would translate into a stronger performance in both sales and contribution.”

Management Presentation

For more information about third quarter sales, please listen to The Gymboree Corporation’s monthly sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, November 4 at 7:55 a.m. ET through Wednesday, November 10 at 11:59 p.m. PT.

The broadcast of the third quarter 2010 financial results will be available to interested parties at 6:00 a.m. PT (9:00 a.m. ET) on Monday, November 15, 2010. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Monday, November 22, 2010, at 800-642-1687.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 30, 2010, the Company operated a total of 1,049 retail stores: 636 Gymboree® stores (595 in the United States, 37 in Canada. 2 in Puerto Rico and 2 in Australia), 148 Gymboree Outlet stores, 122 Janie and Jack® shops and 143 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 672 franchised and Company-operated Gymboree Play & Music® centers in the United States and 33 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended October 30, 2010, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including costs and  uncertainties relating to the consummation of the transactions contemplated by the merger agreement with affiliates of Bain Capital, high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 30, 2010. These forward-looking statements reflect The Gymboree Corporation’s expectations as of October 30, 2010.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8 and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.
###